Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-183808) on Form S-1 of Energy & Exploration Partners, Inc. of our three reports, all of which are dated August 1, 2012, except for Note 2 to the combined financial statements of Energy & Exploration Partners, LLC, Energy & Exploration Partners, LP, Energy & Exploration Partners Operating, LP, and Energy & Exploration Partners Operating GP, LLC as to which the date is October 16, 2012, relating to our audits of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Hein & Associates LLP

Dallas, Texas

October 25, 2012